UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant                                                                       ☒

Filed by a Party other than the Registrant                                          ☐

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☐           Preliminary Proxy Statement
☐           Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒           Definitive Proxy Statement
☐           Definitive Additional Materials
☐           Soliciting Material pursuant to Rule 14a-12

FIRST MID-ILLINOIS BANCSHARES, INC.
(Name of Registrant as Specified in its Charter)
_____________________________________________________________
(Name of Person(s) Filing Proxy Statement; if other than the Registrant)

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March 18, 2014

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of First Mid-Illinois Bancshares, Inc. (the “Company”), I cordially invite you to attend the Annual Meeting of Stockholders of First Mid-Illinois Bancshares, Inc. to be held at 4:00 p.m. on April 30, 2014, in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, on or about March 18, 2014, you received in the mail our Notice of Internet Availability of Proxy Materials (the “Notice”), which provided you with instructions on how to access on an Internet website this Proxy Statement, the Company's 2013 annual report to stockholders and the Company’s Annual Report on Form 10-K for the recently completed fiscal year.  Details regarding the business to be conducted at the meeting are described in the Notice and in this Proxy Statement.

At the meeting, we will report on Company operations and the outlook for the year ahead.  Directors and officers of the Company, as well as a representative of BKD, LLP, the Company's independent auditors, will be present to respond to any appropriate questions stockholders may have.

The 2014 annual meeting of stockholders is being held for the following purposes:

1.  The election of Steven L. Grissom and Gary W. Melvin as directors of the Company (Proposal 1);
2. To conduct an advisory vote on executive compensation (Proposal 2); and
3.  Such other matters as may properly come before the meeting or any adjournments thereof.

I encourage you to attend the meeting in person.  Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares over the Internet or, if you receive or request to receive proxy materials, by mailing, completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope provided.  You may also vote your shares by telephone or by following the instructions set forth on the proxy card.  Please review the instructions for each of your voting options described in the Notice you may have received in the mail and in this Proxy Statement. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing, by telephone or through the Internet.  Submitting a proxy will ensure that your shares are represented at the meeting.  If you have any questions concerning these matters, please contact me at (217) 258-9520 or Lee Ann Perry, Manager of Shareholder Services, at (217) 258-0493.  We look forward with pleasure to seeing and visiting with you at the meeting.

               Very truly yours,

               FIRST MID-ILLINOIS BANCSHARES, INC.
               Joseph R. Dively
               Chairman, President and Chief Executive Officer
____________________________________________________________________________________________________

1421 Charleston Avenue  ·  P.O. Box 499  ·   Mattoon, IL 61938  ·  Phone: (217) 258-0493

PROXY STATEMENT
Annual Meeting of Stockholders
To Be Held April 30, 2014

First Mid-Illinois Bancshares, Inc.
1421 Charleston Avenue, P.O. Box 499
Mattoon, Illinois 61938
(217) 258-0493

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Mid-Illinois Bancshares, Inc. (the “Company”) to be voted at the Annual Meeting of Stockholders to be held in the lobby of First Mid-Illinois Bank & Trust, 1515 Charleston Avenue, Mattoon, Illinois, on Wednesday, April 30, 2014 at 4:00 p.m. local time.  The Board of Directors would like to have all stockholders represented at the meeting. This proxy statement and the enclosed form of proxy are being made available to the stockholders beginning on or about March 18, 2014.

Whether or not you plan to attend the Annual Meeting of Stockholders, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you may have received in the mail and if you receive or request to receive printed proxy materials, the proxy card. The Company's annual report to stockholders and its Annual Report on Form 10-K for the recently completed fiscal year, which includes the consolidated financial statements of the Company, have been made available with this Proxy Statement.

The Company is a diversified financial services company which serves the financial needs of central Illinois.  The Company owns all the outstanding capital stock of First Mid-Illinois Bank & Trust, N.A., a national banking association (the "Bank"), with offices in Mattoon, Charleston, Effingham, Altamont, Neoga, Sullivan, Arcola, Taylorville, Tuscola, Monticello, Urbana, Decatur, Highland, Pocahontas, Champaign, Maryville, Mansfield, Mahomet, Weldon, Bloomington, Bartonville, Peoria, Galesburg, Quincy and Knoxville Illinois; Mid-Illinois Data Services, Inc., a data processing company ("Data Services");  and The Checkley Agency, Inc. doing business as First Mid Insurance Group, an insurance agency ("Insurance Group").

Only holders of record of the Company's Common Stock at the close of business on March 6, 2014 (the "Record Date") will be entitled to vote at the annual meeting or any adjournments or postponements of such meeting.  On the Record Date, the Company had 5,872,977 shares of Common Stock issued and outstanding.  In the election of directors, and for any other matters to be voted upon at the annual meeting, each issued and outstanding share of Common Stock is entitled to one vote.

You may revoke your proxy at any time before it is voted.  Unless so revoked, the shares represented by such proxies will be voted at the annual meeting and all adjournments thereof.  You may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, by executing and delivering a subsequently dated proxy, or by attending the annual meeting and voting in person.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein.  Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the Board of Directors with respect to the proposals described herein.

A quorum of stockholders is necessary to take action at the annual meeting.  The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock of the Company entitled to vote at the meeting will constitute a quorum.  Votes cast by proxy or in person at the meeting will be tabulated by the inspector of election appointed for the meeting and will be counted as present for purposes of determining whether a quorum is present.  The inspector of election will treat broker non-votes as present and entitled to vote for purposes of determining whether a quorum is present.  "Broker non-votes" refers to a broker or other nominee holding shares for a beneficial owner not voting on a particular proposal because the broker or other nominee does not have discretionary voting power regarding that item and has not received instructions from the beneficial owner.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company.  Proxies are being solicited principally via the Internet and by mail.  In addition, directors, officers and regular employees of the Company may solicit proxies personally, by telephone, by fax or by special letter.  The Company may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of February 1, 2014, the number of shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (who are not also directors), each director nominee of the Company, each director, the "named executive officers" (as defined below) and all director nominees, directors and executive officers of the Company as a group. For certain individuals listed below, the number of shares of Common Stock beneficially owned includes the shares of Common Stock into which such individuals may convert their shares of the Company’s Series B 9% Non-Cumulative Perpetual Convertible Preferred Stock (the “Series B Preferred Stock”) and Series C 8% Non-Cumulative Perpetual Convertible Preferred Stock (the “Series C Preferred Stock”). The Series B Preferred Stock and Series C Preferred Stock are non-voting stock except with respect to certain fundamental changes in the terms of the stock and with respect to certain matters following the Company’s failure to pay dividends on the stock during four dividend payment periods. Please refer to the footnotes of the following table, and the “Certain Relationships and Related Transactions” section of this Proxy Statement for details.

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding		Percentage of Voting Power
Principal Stockholders:
David R. Hodgman c/o Schiff Hardin LLP 233 S. Wacker Dr., Suite 6600 Chicago, Illinois 60606	Common	396,192	(3)	6.7%	(19)	8.7%	(21)
	Series B Preferred	540	(3)	11.0%
	Series C Preferred	—		—%
Richard Anthony Lumpkin 121 South 17th Street Mattoon, Illinois 61938	Common	524,324	(4)	8.9%	(19)	10.7%	(21)
	Series B Preferred	280	(4)	5.7%
	Series C Preferred	230	(4)	4.2%
Charles A. Adams 1020 North 13th Street Mattoon, Illinois 61938	Common	488,380	(5)	8.3%	(18)	10.1%	(20)
	Series B Preferred	200	(5)	4.1%
	Series C Preferred	300	(5)	5.5%
Elizabeth L. Celio c/o SKL Investment Group, LLC 121 South 17th Street Mattoon, IL 61938	Common	277,461	(6)	4.7%	(19)	7.1%	(21)
	Series B Preferred	110	(6)	2.2%
	Series C Preferred	500	(6)	9.1%
Kermit Speer 1648 Taylor Road Port Orange, FL 32128	Common	207,455	(7)	3.5%	(19)	7.4%	(21)
	Series B Preferred	400	(7)	8.1%
	Series C Preferred	637	(7)	11.6%

Name and Address of Beneficial Owner (1)	Title of Class	Amount and Nature of Beneficial Ownership (2)		Percentage of Class Outstanding		Percentage of Voting Power
Director Nominees, Directors and Named Executive Officers:
Holly A. Bailey	Common	24,411	(8)	*%	(19)	1.7%	(21)
	Series B Preferred	200	(8)	4.1%
	Series C Preferred	125	(8)	2.3%
Joseph R. Dively	Common	34,865	(9)	*%	(19)	* %	(21)
	Series B Preferred	40	(9)	*%
	Series C Preferred	20	(9)	*%
Steven L. Grissom 121 South 17th Street Mattoon, Illinois 61938	Common	451,020	(10)	7.7%	(19)	9.8%	(21)
	Series B Preferred	620	(10)	12.6%
	Series C Preferred	—	(10)	—%
Benjamin I. Lumpkin 121 South 17th Street Mattoon, IL 61938	Common	285,416	(11)	4.8%	(19)	7.3%	(21)
	Series B Preferred	150	(11)	3.0%
	Series C Preferred	500	(11)	9.1%
Gary W. Melvin 1134 CR 1650 E Sullivan, IL 61951	Common	371,658	(12)	6.3%	(19)	8.9%	(21)
	Series B Preferred	200	(12)	4.1%
	Series C Preferred	489	(12)	8.9%
William S. Rowland	Common	89,268	(13)	1.5%	(19)	1.8%	(21)
	Series B Preferred	50	(13)	1.0%
	Series C Preferred	20	(13)	*%
Ray Anthony Sparks 30 South Country Club Road Mattoon, IL 61938	Common	237,129	(14)	4.0%	(19)	6.6%	(21)
	Series B Preferred	470	(14)	9.5%
	Series C Preferred	230	(14)	4.2%
Michael L. Taylor	Common	17,451	(15)	*%	(19)	* %	(20)
	Series B Preferred	4	(15)	*%
	Series C Preferred	4	(15)	*%
John W. Hedges	Common	30,826	(16)	*%	(19)	* %	(21)
	Series B Preferred	10	(16)	*%
	Series C Preferred	5	(16)	*%
Eric S. McRae	Common	19,126	(17)	*%	(19)	* %	(21)
	Series B Preferred	15	(17)	*%
	Series C Preferred	2	(17)	*%
All director nominees, directors, named executive officers and other executive officers as a group (14 persons)	Common	1,591,249	(18)	26.6%	(20)	34.8%	(22)
	Series B Preferred	1,766	(18)	35.8%
	Series C Preferred	1,395	(18)	25.4%

(1)	Addresses are provided for those beneficial owners owning more than 5% of the Company’s Common Stock.

(2)
Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.  The information contained in this column is based upon information furnished to the Company by the persons named above.

(3)
The above Common Stock amount includes 198,096 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 198,096 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990, over which Mr. Hodgman has shared voting and investment power. The above Series B Preferred Stock amount includes 250 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990, and 290 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Hodgman, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing shares held by these trusts.

(4)
The above Common Stock amount includes 46,159 shares held by Mr. Richard Lumpkin individually; 316,947 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin, under which Mr. Richard Lumpkin has sole voting and investment power; and 604 shares held by the Richard Adamson Lumpkin Trust dated November 5, 1976 for the benefit of Richard Anthony Lumpkin, under which Mr. Richard Lumpkin has sole voting and investment power; 112,467 shares held by The Lumpkin Family Foundation, of which Mr. Richard Lumpkin serves as Treasurer and has shared voting and investment power, and of which beneficial ownership is disclaimed and 3,624 shares held by the John W. Sparks Living Trust, of which Mr. Richard Lumpkin has shared voting and investment power, and of which beneficial ownership is disclaimed. The above Common Stock also includes: 12,552 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Mary Lee Sparks; 605 shares held by the Richard Adamson Lumpkin Trust dated November 5, 1976 for the benefit of Mary Lee Sparks; 24,888 shares held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Keon; 604 shares held by the Richard Adamson Lumpkin Trust dated November 5, 1976 for the benefit of Margaret Keon and 5,874 shares held by the John W. Sparks 2001 Irrevocable Trust, all under which Mr. Richard Lumpkin has sole voting and investment power, and of which beneficial ownership is disclaimed. The above Series B Preferred Stock amount includes 100 shares of Series B Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Richard Anthony Lumpkin; 100 shares of Series B Preferred Stock held by The Lumpkin Family Foundation and of which beneficial ownership is disclaimed; and 80 shares of Series B Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Keon, of which Mr. Richard Lumpkin has sole voting and investment power and of which beneficial ownership is disclaimed. The above Series C Preferred Stock amount includes 100 shares of Series C Preferred Stock held by The Lumpkin Family Foundation and of which beneficial ownership is disclaimed; 50 shares of Series C Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Mary Lee Sparks, of which Mr. Richard Lumpkin has sole voting and investment power and of which beneficial ownership is disclaimed and 80 shares of Series C Preferred Stock held by the Richard Adamson Lumpkin Trust dated February 6, 1970 for the benefit of Margaret Keon, of which Mr. Richard Lumpkin has sole voting and investment power and of which beneficial ownership is disclaimed.

(5)
The above Common Stock amount includes 134,114 shares held by Mr. Adams individually; 271,146 shares of Common Stock held by a corporation which Mr. Adams is deemed to control; 19,000 shares held by the Howell-Adams Foundation over which Mr. Adams has shared voting and investment power; 60,745 shares held for the account of Mr. Adams under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred Stock amount includes 200 shares of Series B Preferred Stock held by Mr. Adams individually. The above Series C Preferred Stock amount includes 300 shares of Series C Preferred Stock held by Mr. Adams individually.

(6)
The above Common Stock amount includes 277,461 shares held by Ms. Elizabeth Celio individually. The above Series B Preferred Stock amount includes 110 shares of Series B Preferred Stock held by Ms. Celio individually. The above Series C Preferred Stock amount includes 500 shares of Series C Preferred Stock held by Ms. Celio individually. Ms. Celio is also the beneficiary of the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990 which holds 198,096 Common Stock shares and 290 shares of Series B Preferred Stock. Ms. Celio does not have beneficial ownership of the shares held by this trust.

(7)
The above Common Stock amount includes 207,455 shares held by Mr. Speer individually. The above Series B Preferred Stock amount includes 400 shares of Series B Preferred Stock held by Mr. Speer individually. The above Series C Preferred Stock amount includes 637 shares of Series C Preferred Stock held by Mr. Speer individually.

(8)
The above Common Stock amount includes 24,411 shares held by Ms. Bailey individually. The above Series B Preferred Stock amount includes 200 shares of Series B Preferred Stock held by Ms. Bailey individually. The above Series C Preferred Stock amount includes 125 shares of Series C Preferred Stock held by Ms. Bailey individually.

(9)
The above amount includes 16,030 shares held by Mr. Dively individually; 15,460 shares held for the account of Mr. Dively under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred Stock amount includes 40 shares of Series B Preferred Stock held by Mr. Dively individually. The above Series C Preferred Stock amount includes 20 shares of Series C Preferred Stock held by Mr. Dively individually.

(10)
The above Common Stock amount includes 39,555 shares held by Mr. Grissom individually; 9,213 shares held jointly with his spouse; 2,385 shares held for the account of Mr. Grissom under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Common Stock amount also includes 198,096 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990; 198,096 shares held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990 and 300 shares held by the Mary Lee Sparks Trust dated May 13, 1978, over which Mr. Grissom has shared voting and investment power. The above Series B Preferred Stock amount includes 80 shares of Series B Preferred Stock held by Mr. Grissom jointly with his spouse; 250 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990; and 290 shares of Series B Preferred Stock held by the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Elizabeth Lumpkin Celio dated April 20, 1990. Mr. Grissom, who serves as co-trustee of the aforementioned trusts, disclaims beneficial ownership of the foregoing shares held by these trusts.

(11)
The above Common Stock amount includes 285,416 shares held by Mr. Benjamin Lumpkin individually.  The above Series B Preferred Stock amount includes 150 shares of Series B Preferred Stock held by Mr. Benjamin Lumpkin individually and the above Series C Preferred Stock amount includes 500 shares of Series C Preferred Stock held by Mr. Benjamin Lumpkin individually.  Mr. Benjamin Lumpkin is also the beneficiary of the Richard Anthony Lumpkin 1990 Personal Income Trust for the benefit of Benjamin Iverson Lumpkin dated April 20, 1990 which holds 198,096 Common Stock shares and 250 shares of Series B Preferred Stock. Mr. Benjamin Lumpkin does not have beneficial ownership of the shares held by this trust.

(12)
The above Common Stock amount includes 326,132 shares held by Mr. Melvin individually; 42,151 shares held for the account of Mr. Melvin under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred Stock amount includes 200 shares of Series B Preferred Stock held jointly by Mr. Melvin and his spouse. The above Series C Preferred Stock amount includes 489 shares of Series C Preferred Stock held by Mr. Melvin individually.

(13)
The above Common Stock amount includes 20,828 shares held by Mr. Rowland individually; 24,844 shares for the account of Mr. Rowland under an Individual Retirement Account; 9,514 shares held for the account of Mr. Rowland under the Company’s 401(k) Plan; 7,082 shares held for the account of Mr. Rowland under the Company’s Deferred Compensation Plan; and options to purchase 27,000 shares of Common Stock. The above 50 shares of Series B Preferred Stock are held jointly by Mr. Rowland and his spouse. The above 20 shares of Series C Preferred Stock are held jointly by Mr. Rowland and his spouse.

(14)
The above Common Stock amount includes 123,732 held by Mr. Sparks individually; 66,523 shares held by Sparks Investment Group, LP, and 18,880 shares held by the Sparks Foundation over which Mr. Sparks shares voting and investment power; 1,822 shares by Mr. Sparks’ child, over which Mr. Sparks has shared voting and investment power; 22,797 shares held for the account of Mr. Sparks under the Company’s Deferred Compensation Plan; and options to purchase 3,375 shares of Common Stock. The above Series B Preferred Stock amount includes 370 shares of Series B Preferred Stock held by Mr. Sparks individually and 100 shares of Series B Preferred Stock held by Sparks Investment Group, LP. The above Series C Preferred Stock amount includes 220 shares of Series C Preferred Stock held by Mr. Sparks individually, and 10 shares of Series C Preferred Stock held by Sparks Investment Group, LP.

(15)
The above Common Stock amount includes 3,435 shares held by Mr. Taylor individually; 3,453 shares held for the account of Mr. Taylor under the Company’s 401(k) Plan and options to purchase 10,563 shares of Common Stock. The above Series B Preferred Stock amount includes 4 shares of Series B Preferred Stock held by Mr. Taylor individually. The above Series C Preferred Stock amount includes 4 shares of Series C Preferred Stock held by Mr. Taylor individually.

(16)
The above Common Stock amount includes 9,371 shares held by Mr. Hedges individually and 337 shares held jointly with his spouse; 1,539 shares held for the account of Mr. Hedges under the Company’s 401(k) Plan; 6,767 shares held for the account of Mr. Hedges under the Company’s Deferred Compensation Plan; and options to purchase 12,812 shares of Common Stock. The above Series B Preferred Stock amount includes 5 shares of Series B Preferred Stock held by Mr. Hedges individually, and 5 shares of Series B Preferred Stock held jointly by Mr. Hedges and his spouse. The above Series C Preferred Stock amount includes 5 shares of Series C Preferred Stock held by Mr. Hedges individually.

(17)
The above Common Stock amount includes 6,981 shares held by Mr. McRae individually; 653 shares for the account of Mr. McRae under an Individual Retirement Account; 2,715 shares held for the account of Mr. McRae under the Company’s 401(k) Plan; 1,402 shares held for the account of Mr. McRae under the Company’s Deferred Compensation Plan; and options to purchase 7,375 shares of Common Stock. The above 15 shares of Series B Preferred Stock are held by Mr. McRae individually. The above 2 shares of Series C Preferred Stock are held by Mr. McRae individually.

(18)
The above amounts include additional shares for four executive officers not included in above table. The above Common Stock amount includes an aggregate of 88,125 shares obtainable upon the exercise of options.

(19)	Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options which are exercisable within 60 days by each individual.

(20)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options which are exercisable within 60 days by all director nominees, directors, named executive officers and other executive officers.

(21)
Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days, and the conversion of Series B Preferred Stock and Series C Preferred Stock held by such individual. Each share of Series B Preferred Stock is convertible into approximately 231.27 shares of Common Stock, and each share of Series C Preferred Stock is convertible into approximately 246.43 shares of Common Stock.

(22)
Percentage is calculated on a partially diluted basis, assuming the exercise of all stock options which are exercisable within 60 days by all director nominees, directors, named executive officers and other executive officers; the conversion of 407,256 shares obtainable through the conversion of 1,766 shares of Series B Preferred Stock held by such individuals; and the conversion of 343,761 shares obtainable through the conversion of 1,395 shares of Series C Preferred Stock held by such individuals.

*    Less than 1%

As of February 1, 2014, the Bank acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which own or hold 168,972 shares or 2.9% of the outstanding Common Stock of the Company, over which the Bank has sole voting and investment power with respect to 149,989 shares, or 2.6% of the outstanding Common Stock and shared voting and investment power with respect to 18,983 shares or 0.3% of the outstanding Common Stock.

PROPOSAL I - ELECTION OF DIRECTORS

The directors of the Company are divided into Classes I, II and III having staggered terms of three years.  For this year's annual stockholders meeting, the Board of Directors has nominated for re-election as Class I directors, for a term expiring in 2017, Steven L. Grissom and Gary W. Melvin. Messrs. Grissom and Melvin have served as directors of the Company since 2000 and 1990, respectively. The two individuals receiving the highest number of votes cast will be elected as directors of the Company and will serve as Class I directors for a three-year term.  Broker non-votes, because they are not considered votes cast, will not be counted in the vote totals.  The Company has no knowledge that any of the nominees will refuse or be unable to serve, but if any of the nominees becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The following table sets forth as to each nominee and director continuing in office, his or her name, age, principal occupation and the year he or she first became a director of the Company.  Unless otherwise indicated, the principal occupation listed for each person below has been his or her occupation for the past five years.

Name	Age at March 18, 2014	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTOR NOMINEES
Steven L. Grissom	61	Administrative Officer of SKL Investment Group, LLC, a private investment company (since 1997); Director of the Bank and the Company (since 2000); Director of Data Services (since 2009); Director of Insurance Group (since 2009); Treasurer and Secretary of Consolidated Communications Holdings, Inc., and its predecessors, a telecommunications holding company (2003-2006); Treasurer of Illinois Consolidated Telephone Company, a local telecommunications provider (until 2006); Secretary of Illinois Consolidated Telephone Company, a local telecommunications provider (2003-2006).	2000	2014
Gary W. Melvin	65	Consultant and director of Rural King Farm & Home Supplies stores, a retail farm and home supply store chain. President and Co-Owner, Rural King Farm & Home Supplies stores (1979-2013); Director of the Bank (since 1984) and of the Company (since 1990); Director of Data Services (since 1987); Director of Insurance Group (since 2009).	1990	2014
The Board of Directors recommends a vote "FOR" the election of Directors Grissom and Melvin for a term of three years.

Name	Age at March 18, 2014	Principal Occupation	Year First Became Director	Year Term Expires
DIRECTORS CONTINUING IN OFFICE
Holly A. Bailey	43	President of Howell Asphalt Company (since 2008) and Howell Paving, Inc. (since 2013), a road construction company; Executive Vice President of Howell Paiving, Inc. (2008-2013); and Vice President of Howell Asphalt Company and Howell Paving (1997- 2008).	2012	2015
Joseph R. Dively	54	Chairman, President and Chief Executive Officer (since Janaury 2014); Senior Executive Vice President of the Company (May 2011-December 2013); President of the Bank (since May 2011); Senior Vice President of Consolidated Communications Holdings, Inc., a telecommunications holding company (2003-2011), and President of Illinois Telephone Operations, a local telecommunications provider (until 2008); Director of the Bank and the Company (since 2004); Director of Data Services (since 2009); Director of Insurance Group (since 2009).	2004	2015
Benjamin I. Lumpkin	41	Owner of Big Toe Press, LLC, a video content production company (since 2004); Member of the finance committee of SKL Investment Group, LLC, a private investment company (since 2000); Director of the Bank and of the Company (since 2009); Director of Data Services (since 2009); Director of Insurance Group (since 2009).	2009	2016
William S. Rowland	67	Chairman, President, Chief Executive Officer of the Company (1999-2013); Director of the Company (since 1991); Executive Vice President (1997-1999), Treasurer and Chief Financial Officer (1989-1999) of the Company; Director of Data Services (since 1989); Director (since 1999), Chairman (since 1999), and Executive Vice President (1989-1999) of the Bank; Director of Insurance Group (since 2002).	1991	2015
Ray Anthony Sparks	57	Private investor (since 1997); former President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies (until 1997); Director of the Bank (since 1997) and of the Company (since 1994); Director of Data Services (since 1996); Director of Insurance Group (since 2002); Chief Executive Officer/Executive Director (from 2009-2012), Mattoon Area Family YMCA.	1994	2016

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

Prior to December 17, 2013, the Company applied the independence standards of the New York Stock Exchange in determining if the members of the Board of Directors are independent. On December 17, 2013, the Company adopted the independence standards of the NASDAQ Stock Market LLC (“NASDAQ”), in lieu of the New York Stock Exchange standards, for use in determining if the members of the Board of Directors are independent. The independence standards of NASDAQ will be applied from and after December 17, 2013. Applying the standards of the New York Stock Exchange and NASDAQ, the Board of Directors has determined that, except for Mr. Dively and Mr. Rowland, the members of the Board of Directors are independent, including Mr. Adams during his time on the Board of Directors during 2013 prior to his retirement for the Board at the Company’s 2013 annual meeting. Although the Company’s Common Stock and Preferred Stock are not listed on NASDAQ, the Company has elected to use its independence standards when determining the independence of the members of its Board of Directors. The Board of Directors has established an audit committee and a compensation committee. The Board of Directors has concluded that all current members of the audit committee and compensation committee satisfy the independence, experience and other membership requirements of NASDAQ, as required by the audit committee charter and the compensation committee charter. The Board of Directors has also created other company-wide committees composed of officers of the Company and its subsidiaries.
A total of 12 regularly scheduled and special meetings were held by the Board of Directors during 2013.  During 2013, all directors attended at least 75 percent of the meetings of the Board of Directors and the committees on which they served. All directors attended the 2013 Annual Meeting of Stockholders.

BOARD OF DIRECTOR QUALIFICATIONS

The Board of Directors seeks to be composed of a diverse group of persons with a variety of experience, qualifications, attributes and skills that enable it to meet the governance needs of the Company. The Board of Directors consists of a group of individuals who have a mix of skills and knowledge in the areas of banking, finance, accounting and business. All members of the Board of Directors have an understanding of finance and accounting, are able to understand fundamental financial statements and generally accepted accounting principles and their application to the accounting of the Company. In addition, members of the Board of Directors are active in, and knowledgeable about, the local communities in which the Company operates. A number of the members of the Company’s Board of Directors are also among the largest of the Company’s shareholders.

Following is a description of each director’s specific experience and qualifications that led the Board of Directors to conclude that the person should serve as a director for the Company.

Holly A. Bailey has served as a director of the Company since 2012. Ms. Bailey has a bachelor’s degree in Economics from DePauw University and an MBA degree from Texas Christian University.  She is the President of Howell Asphalt Company, Wabash Asphalt Company, Inc., General Contractors and Prosser Company, which are subsidiaries of Howell Paving, Inc., of which she is also President (since 2013). She served as Executive Vice President of Howell Paving, from 2008-2013 and Vice President of Howell Asphalt Company and Howell Paving from 1997 until 2008. Her leadership experience and the business knowledge gained in her work with these companies and her experiences within the communities served by the Company assist the Board of Directors in various areas of its oversight.

Joseph R. Dively has served as a director of the Company since 2004. Mr. Dively has a bachelor’s degree in Business from Eastern Illinois University and has also completed a “Finance for Executives” program through the graduate school of business at the University of Chicago. Mr. Dively has held a variety of management positions in diverse business units which included financial statement responsibilities since 1991.  He served as Senior Executive Vice President of the Company and President of the Bank from May 2011 to December 2013. Beginning January 1, 2014, Mr. Dively became the Chairman of the Board of Directors and CEO of the Company following the retirement of previous Chairman and CEO Mr. Rowland. He also retained his position as President of the Bank. Mr. Dively provides a wealth of institutional knowledge of the Company. Prior to his employment with the Company, Mr. Dively was Senior Vice President of Consolidated Communications Holdings, Inc., a publicly traded telecommunications holding company headquartered in Mattoon, Illinois. Mr. Dively has also served on the boards of directors of several other organizations where his duties included working with investors, executive teams and other board members. Mr. Dively’s current and previous experiences also assist the Board of Directors in dealing with issues related to the Company’s local communities and the Board of Directors also benefits from his perspective serving as a former executive officer of a publicly traded company.

Steven L. Grissom has served as a director of the Company since 2000 and has been determined by the Board of Directors to be an audit committee financial expert. Mr. Grissom has a bachelor’s degree in Business with an Accounting major from Eastern Illinois University, and has passed the Certified Public Accountant (“CPA”) and Personal Financial Specialist (“PFS”) exams. He was employed by a regional CPA firm from 1974 to 1981 where his experience included review of internal control procedures and analysis of major financial transactions including evaluation of appropriate accounting treatment under generally accepted accounting principles. From 1981 to 2005, Mr. Grissom held various positions at Illinois Consolidated Telephone Company which included tax and treasury responsibilities. Mr. Grissom is currently the Administrative Officer of SKL Investment Group, LLC, a private investment company where his responsibilities include tax and accounting functions and evaluation of financial statements for various investment opportunities. These skills serve the Board of Directors in its assessment of complex financial and investment matters.

Benjamin I. Lumpkin has served as a director of the Company since 2009. Mr. Lumpkin has a bachelor’s degree in History from Yale University and a Master’s degree in Journalism from Northwestern University.  He is the owner of Big Toe Press, LLC, a video content production company (since 2004). Mr. Lumpkin is a member of the finance committee of SKL Investment Group, LLC, a private investment company, and a trustee (2009-2013), Vice President (2012-2013) and chairman (since 2012) of the investment committee of the Lumpkin Family Foundation, a 501(c)(3) organization, where his experience includes reviewing financial statements and other financial data. These experiences assist the Board of Directors in various aspects of its work. Also, by virtue of the significant stock ownership in the Company by Mr. Lumpkin and members of his immediate and extended family, Mr. Lumpkin represents a strong voice for stockholders in the Board of Directors’ deliberations.

Gary W. Melvin has served as a director of the Company since 1990. Mr. Melvin has a bachelor’s degree in Economics from Western Illinois University and for the past thirty years served as president, CEO and majority owner of Rural King Farm & Home Supplies, Inc., a retail farm and home supply store chain where he was actively involved with management in all aspects of the business. He currently serves as consultant and director, as well as a major stockholder, of Rural King Farm & Home Supplies, Inc. Mr. Melvin’s ownership and leadership role in an important local and regional retailer provides the Board of Directors with a knowledgeable and skilled local business outlook.

William S. Rowland has served as a director of the Company since 1991. Mr. Rowland has a bachelor’s degree in Accounting from St. Ambrose University. He served as Chairman of the Board of Directors and Chief Executive Officer of the Company until his retirement on December 31, 2013 (1999-2013). Previously, he was Treasurer and Chief Financial Officer of the Company (1989-1999). Prior to employment with the Company, Mr. Rowland was a CPA with the accounting firm KPMG, LLP. Mr. Rowland is and has been a member of several community boards, as well as the Illinois Bankers Association. Mr. Rowland brings to the Board of Directors his substantial institutional knowledge regarding the Company, including its operations and strategies.

Ray Anthony Sparks has served as a director of the Company since 1994.  Mr. Sparks has a bachelor’s degree in Business Administration with an accounting major from Millikin University and an MBA degree from Eastern Illinois University. He is the Chief Executive Officer of the Mattoon Area Family YMCA (since 2009) and a private investor (since 1997). He was President of Elasco Agency Sales, Inc. and Electric Laboratories and Sales Corporation, a distributor of electrical supplies until 1997. He has also served as a director and officer for various not-for-profit organizations in the community. Mr. Sparks has been a user of financial statements in these positions and has experience dealing with CPAs, investment bankers and attorneys. These experiences and his strong financial background assist the Board of Directors in all areas of its oversight.

BOARD OF DIRECTORS LEADERSHIP

Mr. William S. Rowland served as President and Chief Executive Officer and Chairman of the Board of Directors of the Company until his retirement from these positions on December 31, 2013. Mr. Dively has assumed each of these positions as of January 1, 2014. The Board of Directors believes that having the Chief Executive Officer and Chairman positions held by the same individual allows that individual to have multiple perspectives about the Company and its operations while optimizing the ability of the Board of Directors members to communicate with Company management. Also, because the members of the Board of Directors other than Mr. Rowland and Mr. Dively are independent, the knowledge of the Company that Mr. Dively, like Mr. Rowland before him, brings to the Board of Directors helps to enhance the Board of Directors' leadership of the Company.

At its meeting on January 28, 2014, the Board of Directors appointed Mr. Sparks as its lead independent director. Prior to Mr. Sparks’ appointment, the Board of Directors did not have a lead independent director. The responsibilities of the lead independent director include the following: acting as a liaison between the Chairman and the independent members of the Board of Directors; advising the Chairman on the quality, quantity and timeliness of the flow of information from management; serving as a resource to the members of the Board of Directors on corporate governance practices and policies; and coordinating and moderating executive sessions of the independent members of the Board of Directors.

BOARD OF DIRECTORS ROLE IN RISK OVERSIGHT

The Board of Directors oversees the risk management of the Company through its committees, management committees and the Chief Executive Officer. The Board of Director’s Audit Committee monitors risks related to (1) the effectiveness of the Company’s disclosure controls and internal controls over financial reporting, (2) the integrity of its Consolidated Financial Statements, (3) compliance with laws and regulations, (4) risks and exposures relating to financial reporting, particularly disclosure and SEC reporting, (5) internal and independent auditors and (6) tax, investment, credit and liquidity matters. In addition, the Audit Committee oversees the internal audit function and communicates with the independent registered public accountant. The compensation committee is also involved in risk management through its review of risks in the Company’s compensation policies and practices for employees. The Board of Directors' recognition of the importance of risk management oversight and their role in representing the interests of stockholders is enhanced as a result of the Board of Directors members’ collective beneficial ownership of approximately 34% of the outstanding shares of Common Stock of the Company.

At its monthly meetings, the Board of Directors receives the minutes from each management committee meeting, as well as, various reports from executive management, including the senior Risk Management officer. The Board of Directors reviews and discusses these reports with each of the executive managers. The Board of Directors reviews the status of all classified assets and trends in loan delinquency, and reviews the allowance for loan losses each quarter.  In addition, three members of the Board of Directors serve on the Senior Loan Committee each for a term of two years. The Senior Loan Committee approves all loan underwriting decisions in excess of $2 million and up to 75% of the legal lending limit which was $24 million at December 31, 2013. The Board of Directors approves all underwriting decisions in excess of 75% of the legal lending limit.

The Board of Directors also reviews the policies and practices of the Company on a regular basis. In addition, the Board of Directors reviews corporate strategies and objectives, evaluates business performance and reviews the annual business plan.

NOMINATIONS FOR DIRECTOR

The Company does not maintain a standing nominating committee but has adopted a Director Nomination Policy.  A majority of the Board's independent directors (the "Independent Directors") performs the functions of a nominating committee, and considers and acts on all matters relating to the nomination of individuals for election as directors. Pursuant to the Director Nomination Policy, the Independent Directors review and make recommendations regarding the composition and size of the Board of Directors in order to ensure that it has the requisite expertise and that its membership consists of persons with sufficiently diverse backgrounds and satisfies NASDAQ’s listing requirements regarding independent directors. The Company believes the diverse backgrounds and perspectives of its current directors, as described above under “Board Director Qualifications,” are appropriate to the oversight of the Company’s management team and performance. The Board of Directors does not believe it needs a separate nominating committee because the Board of Directors has the time and resources to perform the function of selecting director nominees. Also, all but two of the directors satisfy the independence requirements of the NASDAQ Stock Exchange. The Independent Directors act in accordance with the Company’s Director Nomination Policy and the Company's Certificate of Incorporation when performing their nominating function.

In the consideration of director nominees, the Independent Directors consider, at a minimum, the following factors for new directors, or the continued service of existing directors: (1) the ability of the prospective nominee to represent the interests of the stockholders of the Company; (2) the prospective nominee’s standards of integrity, commitment and independence of thought and judgment; (3) the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties; (4) the extent to which the prospective nominee contributes to the diversity of talent, skill and expertise appropriate for the Board of Directors; and (5) the prospective nominee’s contributions to the Board of Directors as a whole.

Any stockholder who wishes to recommend a director candidate for consideration by the Independent Directors should submit such recommendation in writing to the Board of Directors at the address set forth below under “Communications with Directors.” A candidate recommended for consideration must be highly qualified and must be willing and able to serve as director.  Director candidates recommended by stockholders will receive the same consideration given to other candidates and will be evaluated against the criteria above.

NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS OF DIRECTORS

Any stockholder wishing to nominate an individual for election as a director at the Annual Meeting must comply with certain provisions in the Company's Certificate of Incorporation.  The Company's Certificate of Incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the Annual Meeting. Generally, such notice must be delivered to or mailed to and received by the Secretary of the Company not fewer than 14 days or more than 60 days before a meeting at which directors are to be elected.  To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of the Company beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in the Company's Certificate of Incorporation relating to the nomination of an individual for election as a director.  For a copy of the Company's Certificate of Incorporation, which includes the provisions relating to the nomination of an individual for election as a director, an interested stockholder should contact the Secretary of the Company at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938.

AUDIT COMMITTEE

The members of the audit committee of the Company during the fiscal year ended December 31, 2013 were Messrs. Adams (until April 2013 when he retired from the Board of Directors), Grissom, Lumpkin, Melvin and Sparks, and Ms. Bailey.  The audit committee met 5 times in 2013.  The audit committee assists the Board of Directors with the review of the Company’s financial statements and the Company’s compliance with applicable legal and regulatory requirements.  Additionally, the audit committee appoints, and is directly responsible for the oversight of, the independent auditor, pre-approves all services performed for the Company by the independent auditor and oversees the Company’s internal audit function.  The audit committee may also retain independent legal, accounting or other advisors as it may deem necessary in order to carry out its duties.

The Board of Directors determined that each member of the audit committee satisfies the independence, experience and other membership requirements of NASDAQ (following the Company's adoption of the NASDAQ standards), the New York Stock Exchange (prior to the Company's adoption of the NASDAQ standards) and the Federal Deposit Insurance Act.  The Securities and Exchange Commission requires that Boards of Directors disclose whether any audit committee member qualifies as an “audit committee financial expert.” The Board of Directors determined that Steven L. Grissom is an audit committee financial expert. Accordingly, Mr. Grissom is presumed to qualify as a financially sophisticated audit committee member under the rules of NASDAQ.

The audit committee acts pursuant to a written charter that was reviewed and reassessed for adequacy and reaffirmed by the Board of Directors on December 17, 2013.  A copy of the audit committee charter may be found on the Company’s website at www.firstmid.com. The audit committee will continue to review and reassess the charter from time to time but not less than annually.

COMPENSATION COMMITTEE

The members of the compensation committee of the Company during the fiscal year ended December 31, 2013 were Messrs. Adams (until April 2013 when he retired from the Board of Directors), Grissom, Lumpkin, Melvin and Sparks, and Ms. Bailey. The compensation committee met 3 times in 2013.  The compensation committee reports to the Board of Directors and has responsibility for all matters related to compensation of executive officers of the Company, including reviewing and approving base salaries and annual bonuses, conducting a review of executive officers’ salary, incentive compensation, retirement benefits and fringe benefits compared to other financial services companies in the region, and using its best judgment in determining that total executive compensation reflects the Company’s mission, strategy and performance.

The Board of Directors determined that each member of the compensation committee satisfied the independence, experience and other membership requirements of NASDAQ (following the Company’s adoption of the NASDAQ standards), the New York Stock Exchange (prior to the Company’s adoption of the NASDAQ standards) and the Federal Deposit Insurance Act. The compensation committee acts pursuant to a written charter that was adopted by the Board of Directors on December 17, 2013.  A copy of the compensation committee charter may be found on the Company’s website at www.firstmid.com. The compensation committee will review and reassess the charter from time to time but not less than annually.

Additionally, the Board of Directors, or if the Board of Directors so delegates, a sub-committee of the compensation committee, has responsibility for administering the stock incentive plans of the Company.  For information about the role of the compensation committee with respect to executive compensation, see the “Compensation Discussion and Analysis” section of this proxy statement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2013, Messrs. Hedges and Sparks served as directors, and Mr. Grissom served as President and director, of Mattoon Area Industrial Development Corporation, a not-for-profit industrial development corporation; and Mr. Sparks served as Chief Executive Officer and Mr. Hedges and Ms. Bailey served as board members of the Mattoon Area Family YMCA.  See also “Certain Relationships and Related Transactions.”

COMMUNICATIONS WITH DIRECTORS

Any stockholder or other interested person may communicate with the Board of Directors or any individual director by sending written correspondence addressed to the Board of Directors or such individual director in care of the Secretary of the Company at First Mid-Illinois Bancshares, Inc., 1421 Charleston Avenue, Mattoon, Illinois 61938.  The Secretary or the designee thereof will forward such correspondence to the Board of Directors or the relevant director.

The Company expects directors to attend the annual meeting, absent scheduling or other similar conflicts.  All of the then current directors attended the Company’s 2013 Annual Meeting of Stockholders.

CODE OF CONDUCT

The Company has adopted a code of conduct for directors, officers, and employees of the Company. This code of conduct is posted on the Company’s website at www.firstmid.com. The code of conduct sets forth guiding principles by which the Company and its directors, officers and employees conduct business with the Company’s stockholders and customers.

SECTION 16 - BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of reports on Forms 3, 4 and 5 and any amendments furnished to the Company under Section 16 of the Securities Exchange Act of 1934, and written representations from the executive officers and directors that no other reports were required, the Company believes that all of these Forms were filed on a timely basis by reporting persons during the fiscal year ended December 31, 2013.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2013.

The audit committee also discussed with the independent auditors, BKD, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the audit committee concerning independence, and discussed with BKD, LLP the independence of that firm.

Based on the review and discussion referred to above, the audit committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

This audit committee report is submitted by the audit committee of the Board of Directors:

Ray Anthony Sparks, Chairman
Holly A. Bailey
Steven L. Grissom
Benjamin I. Lumpkin
Gary W. Melvin

FEES OF INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by BKD, LLP for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2013 and 2012, the audit of the Company’s internal control over financial reporting as of December 31, 2013 and 2012, and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for 2013 and 2012 were $202,050 and $197,600, respectively.

Audit-Related Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for audit-related services for the fiscal years ended December 31, 2013 and 2012 (namely employee benefit plan audit) were $18,050 and $17,200, respectively.

Tax Fees.  The aggregate fees billed for professional services rendered by BKD, LLP for the fiscal years ended December 31, 2013 and 2012 (namely preparation of consolidated tax return and tax advice) were $22,000 and $25,630, respectively.

All Other Fees. The aggregate fees billed for other professional services rendered by BKD, LLP for the fiscal years ended December 31, 2013 and 2012 were $0.

The audit committee pre-approves all auditing services and permitted non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approved all services performed by the independent auditors in 2013.

INDEPENDENT PUBLIC ACCOUNTANTS

BKD, LLP acted as independent certified public accountants of the Company and its subsidiaries for the fiscal years ending December 31, 2013 and 2012.  BKD, LLP has served as the Company's independent auditors since July 26, 2005.

A representative from BKD, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.  The Company has not yet appointed its independent auditors for the fiscal year ending December 31, 2014.  The Company expects to appoint its independent auditors for 2014 at its March meeting of the Board of Directors.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This compensation committee report is submitted by the compensation committee of the Board of Directors:

Benjamin I. Lumpkin, Chairman
Holly A. Bailey
Steven L. Grissom
Gary W. Melvin
Ray Anthony Sparks

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the objectives and philosophy underlying the Company’s executive compensation program and the material elements of the compensation paid to the Company’s executive officers, including the executive officers named in the Summary Compensation Table of this proxy statement (the “named executive officers”).

Executive Compensation Objectives

It is the policy of the Company to compensate its executives in a manner that is equitable and competitive based on their responsibilities, performance and market conditions. The Company’s compensation objectives with respect to its named executive officers are to:

•	Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.

•	Enable the Company to attract and retain the best available executive talent.

•	Reward individual performance and contributions to the Company.

Setting Executive Compensation

The compensation committee attempts to meet these objectives by providing a mix of key compensation elements that include base salary, annual cash incentives and equity-based compensation.  In setting aggregate compensation for each of the named executive officers, the compensation committee first establishes appropriate levels of base salary for the executives, and then establishes the opportunity for the executives to earn additional compensation through annual cash incentives and longer-term equity compensation. The amount of such additional compensation varies with position and, in the case of annual and long-term incentives, is also conditioned on attainment of corporate or individual performance measures.  The Company also provides retirement benefits, severance and change in control benefits, and a limited number of perquisites and other personal benefits in order to ensure a complete and competitive compensation plan.

The compensation committee uses the key elements of compensation to meet the objectives of its executive compensation program as follows:

Provide incentive to maximize stockholder value by aligning the executives’ interests with those of the stockholders.   In the past, the compensation committee has used stock options as a way to unify the interests of the executives and stockholders.  Issuing options that have a 10 year term and incrementally vest over time, but only so long as the executive remains employed by the Company, encourages an executive to increase the Company’s stock value over time.  Since 2011, the compensation committee has granted annual and cumulative performance awards under its executive long term incentive plan that consist of restricted stock awards and restricted stock units. The compensation committee also bases a significant portion of an executive’s cash incentive on attainment of certain corporate performance metrics, which encourages the executive to work to increase the Company’s profitability and in turn, its stock value.

The compensation committee believes that the components of the long term incentive plan align key executive compensation with the Company’s performance goals.  The long term incentive plan includes both single and multiple year goals which ensure that the executives are focused on longer term sustainability of earnings and growth in the book value of the Company. Lastly, the restricted stock and restricted stock units issued under the long term incentive plan awards offer less market risk for executives and less dilutive potential to the current owners of the Company’s stock.

Enable the Company to attract and retain the best available talent.  In order to achieve this objective, the compensation committee believes it must pay compensation that is competitive.  As described below, the compensation committee reviews and monitors the compensation paid by companies that are comparable to the Company to ensure that compensation packages are competitive.

Reward individual performance and contributions to the Company.  The compensation committee’s evaluation of the individual performance of each executive affects his or her compensation.  Individual performance is an important factor in determining base salary, which in turn affects the amount of cash incentive compensation that can be earned.  Individual performance is also a component of the cash incentive compensation and, when awarded, equity compensation.

The compensation committee makes all compensation decisions for the CEO and all other executive officers of the Company.  The CEO annually reviews the performance of each executive officer (other than himself) and makes recommendations to the compensation committee.  The compensation committee considers the CEO’s recommendations when making its final compensation decisions for all executives other than the CEO.  Although the compensation committee has the discretion to make all final decisions, the recommendation of the CEO is an important factor. The compensation committee believes that its ability to exercise discretion in setting the elements of compensation for its executives provides flexibility to establish appropriate overall compensation levels and achieve the Company’s objectives.

Key Elements of Compensation

Each year the compensation committee reviews compensation data of the most highly paid executives of other comparable banking institutions. For 2013, the data consisted of a compensation survey, prepared by the Company’s human resources director, of publicly traded banks in non-urban markets in the upper Midwest who directly compete with the Company or who have market capitalization comparable to that of the Company.  (The banks included in the 2013 analysis ranged in size from approximately $1 billion to $5 billion in assets).  Because these institutions frequently recruit individuals for senior executive positions requiring similar skills and backgrounds to the individuals recruited by the Company, the compensation committee uses this information as a general guide in establishing the base salaries, cash incentives and equity compensation of the named executive officers. The compensation committee generally aligns compensation components with those used by the peer institutions and attempts to maintain a comparable level of total compensation (i.e., salary, annual cash incentives and equity compensation). However, the compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range of the comparator groups of companies.

In addition, the compensation committee considers each executive’s current salary, his or her individual performance, the financial performance of the Company, the anticipated difficulty of replacing the executive with a person of comparable experience and skill and the recommendation of the CEO.  The compensation committee also may periodically engage the services of independent consultants with knowledge and experience in such matters, although it did not do so for 2013.

Base Salary

Executives are paid an annual salary. The compensation committee reviews salaries annually in the beginning part of each year. Based on the guidelines and factors described above, the compensation committee, in early 2013, concluded that adjustments to base salaries for certain named executive officers were necessary in order to keep compensation for named executive officers competitive. In addition to the factors noted above, the compensation committee considered the level of the executive's accomplishment of individual goals for the prior year, the number of individuals the executive supervises, the level of duties and responsibilities assumed by the executive and the strategic implications of the decisions the executive is required to make. The compensation committee established the 2013 base salary for the named executive officers as follows (salary increases were effective as of February 1, 2013):

Executive	2013 Salary Rate	$ Increase from 2012 Salary Rate
Mr. Rowland	$362,500	$12,500
Mr. Taylor	$218,400	$8,400
Mr. Dively	$320,000	$11,000
Mr. Hedges	$239,200	$9,200
Mr. McRae	$213,200	$8,200

The actual salaries paid to the named executive officers in 2013 are set forth in the “Salary” column of the Summary Compensation Table of this proxy statement.

Annual Cash Incentives

The named executive officers are eligible to participate in the Company’s Incentive Compensation Plan (“the Plan”), which is designed to reward executives in increasing Company profitability and achieving individual accomplishments which create stockholder value.  The Company reserves the right to require its executives to return all or a portion of incentive cash compensation paid in the event of an earnings restatement of previously issued financial statements.

In January 2013, the compensation committee determined the target cash incentive opportunity each named executive officer was entitled to receive as a percentage of his or her base salary rate in effect for 2013. This amount was based on individual performance during the previous year, as well as the level of duties and responsibilities assumed by the executives in their respective positions.  The percentage of salary payable as cash incentive was consistent with the amounts in each named executive officer’s employment agreement and did not change from 2012.

Since successful execution of the Company’s strategic plan requires that members of the executive management team work closely together (sometimes to the detriment of individual personal goals) and because senior management has the potential greatest influence on Company profitability, the compensation committee determined each executive’s incentive opportunity for 2013 would continue to be based 70% on the Company’s net income (exclusive of non-recurring costs associated with acquisitions) and 30% on the Company's asset quality (determined by totaling non-performing loans, repossessed assets and classified securities). The Compensation Committee utilizes the asset quality goal, in addition to the net income goal, based on the premise that asset quality has a strong correlation to future loan losses and therefore, future profitability, while net income represents current profitability. The Compensation Committee believes the combination of these two metrics represents the best measures of shareholder value for the near term.

The target cash incentive opportunity for each named executive officer established for 2013 was as follows:

Executive	% of Salary Payable as Cash Incentive	% of Cash Incentive Tied to Net Income	% of Cash Incentive Tied to Asset Quality
Mr. Rowland	50%	70%	30%
Mr. Taylor	35%	70%	30%
Mr. Dively	50%	70%	30%
Mr. Hedges	35%	70%	30%
Mr. McRae	35%	70%	30%

At the same time, the compensation committee established the net income target using the prior year’s net income and the asset quality target using the balance of total non-performing assets at December 31, 2012.  In 2012, the Company’s net income was $14 million and the balance of total non-performing assets was $13.8 million. Using this as a base line, the compensation committee determined the following 2013 criteria:

	Performance	Net Income	Asset Quality	% of Opportunity
Minimum:	Equal to 80% of previous year	$11.2 million		none
Threshold:	Equal to 81% of previous year for net income and equal to previous year for asset quality	$11.4 million	$13.8 million	25%
Target:	Equal to budgeted amount for net income and equal to 90% of previous year for asset quality	$12.7 million	$12.4 million	60%
Superior:	Equal to 103% of previous year for net income and equal to 80% of previous year for asset quality	$14.5 million	$11.0 million	100%

The compensation committee has the discretion to pay a prorated portion of the cash incentive opportunity for attainment of levels between minimum, threshold, budget and superior, or for attainment of levels above superior. Operations for 2013 resulted in net income of $14.7 million which exceeded the superior level for 100% payout. Balances of total non-performing assets on December 31, 2013 totaled $10.7 million, which also exceeded the superior level for 100% payout. The compensation committee did not adjust the payment opportunity for achievement of above superior performance, and the cash incentive award was based on corporate performance achievement of 100%:

	% of Incentive	% of attainment	% of opportunity
Net Income	70%	100%	70%
Asset Quality	30%	100%	30%
			100%

Equity Compensation

The compensation committee grants long-term equity compensation in order to motivate executives to increase stockholder value over the long term and more closely link the financial interests of the Company’s executives with those of its stockholders.  Historically, the compensation committee paid selected named executive officers equity compensation in the form of stock options.  The compensation committee believes that the stock options served their intended purposes as the profitability of the Company and the value of the Company’s stock increased significantly through 2008.  Due to the financial performance of the Company during 2009 and 2010, no options were awarded in these years.  All options have a 10 year term and vest ratably over a four year period.  The Company reserves the right to require its executives to return all or a portion of compensation paid in the event of an earnings restatement of previously issued financial statements.

In September, 2011, the compensation committee approved the Executive Long-Term Incentive Program (LTIP), which provides a framework for granting awards of restricted stock and restricted stock units under the 2007 Stock Incentive Plan. The compensation committee believes that the components of the LTIP more closely align key executive compensation with the Company’s performance goals than the previously granted stock options.  The LTIP includes single and multiple year goals which ensure that the executives are focused on longer term sustainability of earnings and growth in the value of the Company. The LTIP also gives the compensation committee the ability to change the types and weightings of the metrics used for the performance goals to which the awards are subject.

Under the LTIP for 2013, the compensation committee set an aggregate target value of the awards to be made to the executive.  In determining these values, the compensation committee did not use a formulaic approach, but took into account historic grants, Company performance and individual levels of responsibility. The value of equity awarded to each executive is intended to be proportionate to the individual’s responsibility to influence the strategic direction of the Company and create stockholder value.  Of this target value, 50% was granted as an Annual Performance Award and 50% was granted as a Cumulative Performance Award.  Each Award consists of restricted stock (50%) and restricted stock units (50%), except that Awards to retirement-eligible executives (which include Messrs. Rowland and Hedges) consist solely of restricted stock units (RSUs). The number of shares of restricted stock and RSUs subject to each Award is determined by dividing the target value by the closing price of the common stock on the date of grant.

The compensation committee also set performance goals to which each Award is subject. The target number of shares or RSUs subject to each of the Awards is adjusted by the compensation committee at the end of each applicable performance period.  The Annual Performance Award has a one-year performance period ending December 31, 2013, and the adjusted number of shares of restricted stock and RSUs vest 25% as of the end of the performance period and 25% on December 15, 2014, December 15, 2015 and December 15, 2016.  If either of the goals for the Annual Performance Award are not met at threshold level and result in forfeited shares, the Annual Performance Award granted in the following year will be increased by the target number of shares subject to the forfeited Award. The Cumulative Performance Award has a three-year performance period ending December 31, 2015, and the adjusted number of shares of restricted stock and RSUs vest as of such date. When the vested Award is settled, the restricted stock is settled in shares and the RSUs are settled in cash, except that RSUs held by retirement-eligible executives are settled half in shares and half in cash. Until an executive’s Award vests or is forfeited, it is credited with dividends and/or dividend equivalents which are paid to the executive only to the extent the Award vests.

The awards granted to named executive officers in 2013 were as follows:

			Target Number of Shares Subject to Award
			Annual Performance Award		Cumulative Performance Awards
Executive	Percentage of Salary (1)	Target Value	Stock Award	Stock Unit Award	Stock Award	Stock Unit Award
Mr. Rowland	30%	$108,750	0	2,271	0	2,271
Mr. Taylor	15%	$32,760	342	342	342	342
Mr. Dively	30%	$96,000	1,003	1,002	1,003	1,002
Mr. Hedges	20%	$47,840	0	999	0	999
Mr. McRae	13%	$27,716	290	289	290	289

(1) The percentages in this column are the same as those used in 2012.

At the same time, the compensation committee established the 2013 performance goals for the annual and cumulative periods based on historical and expected performance. These goals were established using two performance metrics:  return on assets (calculated as net income divided by year-to-date average assets) and tangible book value per share (calculated as total common equity less goodwill and other intangible assets divided by common shares outstanding). The compensation committee believes use of these metrics shifts the dependency of incentive compensation from the measure of net income used in cash incentives and encourages growth and increased value for the Company’s stockholders. Based on historical and 2014 budgeted metrics, the compensation committee determined the following 2013 goals:

Performance Level		Annual Performance Award	Cumulative Performance Award
Return on Assets (50% goal weighting):
< Threshold	0%
Threshold	70%	0.70%	0.75%
Target	100%	0.85%	0.90%
Maximum	125%	1.00%	1.05%
Tangible Book Value per Share (50% goal weighting):
< Threshold	0%
Threshold	70%	$12.80	$15.50
Target	100%	$13.30	$16.25
Maximum	125%	$14.05	$17.25

The number of shares subject to each award will be adjusted by the percentage multiplier that results from the actual achievement level of the performance goals. For achievement of levels between threshold and target and between target and maximum, the percentage multiplier is adjusted on the basis of straight line interpolation. Fractional shares are rounded up.

Operations for 2013 resulted in return on assets of 0.94% and tangible book value per share of $11.75, which, using straight-line interpolation, resulted in executives receiving 57.5% of their Annual Performance Award.  Because tangible book value per share was below the threshold value and resulted in 0% achievement, the forfeited shares will be added to the 2014 award and release of these shares will be determined by the achievement of the 2014 threshold goals. If the threshold goals for 2014 are not met, these shares will be permanently forfeited.

Executives were vested in 25% of the adjusted Award, which was settled 50% in shares and 50% in cash. The remainder of the adjusted Annual Performance Award will vest 25% on December 15, 2014, December 15, 2015 and December 15, 2016. The actual level of performance for the Cumulative Performance Award will be determined as of December 31, 2015.

Retirement Plans

The Company sponsors various retirement plans that cover eligible employees, including certain named executive officers. The Company believes that these benefits are a valuable incentive for attracting and retaining top executives.

401(k) Plan. The Company’s 401(k) plan is a tax-qualified retirement plan that covers all employees generally, including the named executive officers.  An employee can elect to defer a percentage of his or her compensation on a pre-tax basis, up to a maximum in 2013 of $17,500, or $23,000 if age 50 or over, and the Company contributes a matching contribution of up to 2% of the employee’s deferral contributions.  The Company also provides a discretionary annual contribution equal to 4% of each eligible employee’s compensation, whether or not the employee makes elective deferral contributions.  (Amounts paid to the plan reflect the Internal Revenue Code’s limit on the amount of compensation that can be taken into account in determining contributions, which was $255,000 in 2013). The Company’s contributions under the Plan on behalf of each named executive officer are included in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified retirement plan that covers selected employees, including the named executive officers.  The plan provides higher paid employees with the opportunity to defer compensation in addition to compensation that can be deferred under the 401(k) plan. For each calendar year, each executive can defer a portion of his or her salary and cash incentive opportunity.  The deferred amounts are invested in Company Common Stock and are paid to the executive in shares of Common Stock after termination of employment.  The Company does not contribute to this plan.  The Deferred Compensation Plan is described in greater detail in the “Non-Qualified Deferred Compensation” section of this proxy statement.

Supplemental Executive Retirement Plan. The Company provides supplemental retirement benefits to selected executives under its Supplemental Executive Retirement Plan (the “SERP”).  To date, the Company has only extended participation in the SERP to individuals designated as CEO, and the current CEO is the only active participant in the SERP.  The SERP, which is a non-qualified defined benefit pension plan, provides the CEO with an annual benefit of $50,000 payable to him or his beneficiary for 20 years following his retirement at age 65 or later.  (The Company maintains, and is the beneficiary of, a life insurance policy covering the CEO, which will continue past his retirement and could provide funding for this benefit.)  The SERP is described in greater detail in the “Pension Benefits” section of this proxy statement.

Employment Agreements

The Company has employment agreements with certain of its executives, including each named executive officer.  The agreements, which are for three year terms, provide for a minimum base salary which cannot be reduced, and a maximum cash incentive opportunity.  The agreements also provide for severance benefits upon certain terminations of employment.  If the named executive officer’s employment is terminated by the Company without cause, he or she is entitled to continued payment of base salary for 12 months and continued health coverage for the severance period.  If following a change in control of the Company, either the named executive officer’s employment is terminated by the Company without cause, or the named executive officer terminates his or her employment for good reason, the named executive officer is entitled to continued payment of base salary for 12 months (24 months for Messrs. Rowland, Taylor, Dively and Hedges), a lump sum payment equal to the cash incentive paid for the prior year, and continued health coverage for 12 months.  The agreements contain restrictive covenants that prohibit the named executive officers from disclosing confidential information and from competing with the Company.  The employment agreements are described in greater detail in the “Potential Payments Upon Termination or Change in Control of the Company” section of this proxy statement.

On October 22, 2013, the Company and Mr. Dively entered into an Amended and Restated Employment Agreement (the "Dively Agreement"), effective January 1, 2014, following the retirement of Mr. Rowland on December 31, 2013, and continuing until December 31, 2016. Under the Dively Agreement, Mr. Dively agrees to serve as the President and Chief Executive Officer of the Company and President of the Bank. The other provisions of the Dively Agreement remain relatively the same as those of Mr. Dively's previous employment.

The compensation committee believes these severance benefits reflect market levels of benefits when they were negotiated and represent fair and appropriate consideration for the executive’s agreement to the post-termination restrictive covenants. The Company believes that the protections afforded by the agreements are a valuable incentive for attracting and retaining top executives.  The Company also believes that in the event of an extraordinary corporate transaction, the agreements could prove important to the Company’s ability to retain top management through the transaction process and to provide motivation to the executives to act in the best interests of the Company and its stockholders before, during and after the transaction.

Perquisites and Other Benefits

The Company provides limited perquisites and other benefits to its executives.  Messrs. Dively, Hedges and McRae have Company-owned automobiles and Mr. Rowland received a monthly auto allowance. The determination as to whether a Company-owned car is appropriate for an executive is based on the amount of business travel undertaken by the executive and the relative cost involved.  The Company also paid for annual country club membership dues for Messrs. Rowland, Dively and Hedges.  Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the “All Other Compensation” column of the Summary Compensation Table of this proxy statement.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid to the CEO and to each of the three other most highly compensated officers (other than the chief financial officer) of a public company to $1 million per year, but contains an exception for “performance-based compensation.”  Annual salary, by its nature, does not qualify as performance-based compensation under Section 162(m), and the Company’s annual cash incentive payments and grants of restricted stock and restricted stock units do not qualify as performance-based compensation.  Stock options previously granted by the Company do qualify as performance based compensation.  Due to the amounts and forms of compensation currently paid to the Company’s executive officers, the tax deductibility of such compensation under Section 162(m) is not an important factor at this time in making compensation decisions.

Subsequent Compensation Decisions

At the 2011 Annual Meeting of Stockholders, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from approximately 95% of the votes cast. The Board of Directors considered these results and, based on the overwhelming support from stockholders, determined to not make any major changes to the executive compensation plans and programs already in place for 2012 or for 2013.

SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly-compensated executive officers of the Company (the “named executive officers”) during the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings		All Other Compensation	Total
		($)	($)(1)	($)(2)	($)		($)(4)	($)
William S. Rowland Chairman, President & Chief Executive Officer	2013	362,319	108,781	181,250	39,224	(3)	15,300	706,874
	2012	348,077	105,009	164,500	31,509	(3)	15,000	664,095
	2011	328,070	96,850	112,125	29,678	(3)	14,700	581,423
Michael L. Taylor Executive Vice President & Chief Financial Officer	2013	218,144	32,764	76,440	—		15,300	342,648
	2012	209,231	31,518	69,090	—		14,692	324,531
	2011	199,423	29,832	48,300	—		13,470	291,025
Joseph R. Dively (5)Senior Executive Vice President	2013	320,844	96,040	160,000	—		15,300	592,184
	2012	308,763	92,718	145,230	—		14,389	561,100
	2011	190,384	44,729	103,500	—		2,077	340,690
John W . Hedges Executive Vice President	2013	239,272	47,852	83,720	—		14,147	384,991
	2012	228,461	46,002	75,670	—		12,607	362,740
	2011	208,846	41,720	50,715	—		12,605	313,886
Eric S. McRae Vice President	2013	212,619	27,734	74,620	—		13,225	328,198
	2012	203,461	26,673	67,445	—		12,125	309,704
	2011	185,074	23,925	44,678	—		11,745	265,422

(1) Stock Awards.  The amounts in this column represent the aggregate grant date fair value of stock awards and stock unit awards granted in 2013, 2012 and 2011 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, based on the probable outcome of the performance conditions attached to the awards. The grant date fair value for 2013 awards granted assuming the maximum level of achievement is: Mr. Rowland: $135,976; Mr. Taylor: $40,955; Mr. Dively: $120,050; Mr. Hedges: $59,815; and Mr. McRae: $34,668. See Note 13 to the consolidated financial statements in the Company’s 2013 Form 10-K for a description of the valuation.

(2) Non-Equity Incentive Plan Compensation.  All amounts in this column are based on performance in 2013, 2012 and 2011 and reflect the amounts actually paid in February 2014, 2013 and 2012, respectively, under the Company’s Incentive Compensation Plan.  See “Cash Incentives” in the Compensation Discussion and Analysis section of the Proxy Statement for a discussion of this Plan.

(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The 2013 amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2012 to December 31, 2013. The 2012 amount reflects the increase in the present value of Mr. Rowland’s accumulated benefit under the Company’s SERP from December 31, 2011 to December 31, 2012, and the 2011 amount reflects such increase from December 31, 2010 to December 31, 2011.

(4) All Other Compensation.  These amounts represent the Company’s contributions to its 401(k) Plan during 2013, 2012 and 2011 on behalf of each named executive officer. Because no named executive officer had perquisites that exceeded $10,000 in the aggregate, they are not reported in the All Other Compensation Table.

(5) Mr. Dively joined the Company as Senior Executive Vice President in May 2011.

Employment Agreements.  The Company is a party to employment agreements with each of the named executive officers that provide for certain compensation and benefits during employment:

Mr. Rowland:  The employment agreement with Mr. Rowland was renewed in 2010 and has a term through December 31, 2013 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's SERP that provides an annual retirement benefit of $50,000 upon retirement at age 65 or later, (iv) participation in the Company's Deferred Compensation Plan and 2007 Stock Incentive Plan, (v) a monthly auto allowance and payment of annual country club membership dues, and (vi) other benefits made available to Company executive or management employees. The employment with Mr. Rowland was not renewed at December 31, 2013 due to Mr. Rowland's retirement on that date.

Mr. Taylor:  The employment agreement with Mr. Taylor was renewed in 2012 and has a term through May 22, 2015 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company’s Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company’s Deferred Compensation Plan, and (iv) other benefits made available to Company executives or management employees.

Mr. Dively:  The employment agreement with Mr. Dively was entered into effective May 9, 2011 and has a term through December 31, 2014 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 50% of base salary, (iii) participation in the Company's Deferred Compensation Plan and 2007 Stock Incentive Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees. This agreement was amended and restated on October 22, 2013, effective January 1, 2014 and continuing through December 31, 2016, under which Mr. Dively agrees to serve as the President and Chief Executive Officer of the Company and the President of the Bank following the retirement of Mr. Rowland on December 31, 2013.

Mr. Hedges:  The employment agreement with Mr. Hedges was renewed in 2011 and has a term through December 31, 2014 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and payment of annual country club membership dues, and (v) other benefits made available to Company executive or management employees.

Mr. McRae: The employment agreement with Mr. McRae was renewed in 2012 and has a term through February 28, 2015 that can be extended upon mutual agreement and provides for (i) an initial base salary that can be increased but not decreased, (ii) a bonus under the Company's Incentive Compensation Plan of up to 35% of base salary, (iii) participation in the Company's Deferred Compensation Plan, (iv) use of a Company owned or leased automobile and (v) other benefits made available to Company executive or management employees.

First Retirement and Savings Plan (“401k plan”).  The Company has a tax-qualified defined contribution retirement plan that covers all employees generally and provides for a base contribution by the Company of 4% of compensation and a matching contribution by the Company of up to 50% of the first 4% of employee contributions.

2013 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to estimated payouts under incentive plans during the year ended December 31, 2013.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)(2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William S. Rowland		45,313	108,750	181,250
	03/26/13				3,179	4,542	5,678	108,781
Michael L. Taylor		19,110	45,864	76,440
	03/26/13				958	1,368	1,710	32,764
Joseph R. Dively		40,000	96,000	160,000
	03/26/13				2,807	4,010	5,013	96,040
John W. Hedges		20,930	50,232	83,720
	03/26/13				1,399	1,998	2,498	47,852
Eric S. McRae		18,655	44,772	74,620
	03/26/13				811	1,158	1,448	27,734

(1)
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.  Payouts under the Company’s Incentive Compensation Plan were based on performance in 2013, which has now occurred.  Thus, the information in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set in January 2013.  The amounts actually paid under the Company’s Incentive Compensation Plan for 2013 appear in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.  A description of the plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)
The Company's Incentive Compensation Plan contains two metrics: asset quality and net income. Before either of these components is considered, there is a minimum requirement level equal to 80% of prior year's net income. It the minimum is not met, nothing is paid. The Compensation Committee has the discretion to pay a prorated portion (based on straight-line interpolation) if performance is between the minimum, threshold or superior level, or if performance is above superior level.

(3)
Estimated Future Payouts Under Equity Incentive Plan Awards.  The target amounts represent the number of shares of restricted stock and/or restricted stock units granted in 2013 under the 2007 Stock Incentive Plan as Annual Performance Awards (50% of the number) and Cumulative Performance Awards (50% of the number).  The threshold and maximum amounts represent the potential adjustment to the target number of shares of restricted stock and/or restricted stock units that can result based on the level of attainment of performance goals for the applicable performance period. The 2013 Annual Performance Award had a one-year performance period that ended December 31, 2013, which resulted in an adjustment to one-half of the target number so that the named executive officers received 57.5% of the target number:  Mr. Rowland: 1,306; Mr. Taylor: 394; Mr. Dively: 1,153; Mr. Hedges: 575; and Mr. McRae: 333.  Of this adjusted Award, 25% vested as of December 31, 2013 and the remainder vests 25% of each of December 15, 2014, 2015 and 2016.  The Cumulative Performance Award has a three year performance period that ends on December 31, 2015.  A description of the Plan can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)	The grant date fair value is based on the probable outcome of the performance conditions.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

This table sets forth the information for each named executive officer with respect to equity awards outstanding as of December 31, 2013.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards
Name	Exercisable (#)	Unexercisable (#)			Number of Unearned Shares or Units that have not Vested (#)(2)	Market Value of Unearned Shares or Units that have not Vested ($)(3)
William S. Rowland	18,000	0	27.33	12/14/14
	5,000	0	26.10	12/11/17
	4,000	0	23.00	12/16/18
					7,158	157,476

Michael L. Taylor	5,062.5	0	27.33	12/14/14
	3,000	0	26.10	12/11/17
	2,500	0	23.00	12/16/18
					2,157	47,454

Joseph R. Dively	3,375	0	27.33	12/14/14
					6,009	132,198

John W. Hedges	7,312.5	0	27.33	12/14/14
	3,000	0	26.10	12/11/17
	2,500	0	23.00	12/16/18
					3,138	69,036

Eric S. McRae	3,375	0	27.33	12/14/14
	1,500	0	26.10	12/11/17
	2,500	0	23.00	12/16/18
					1,820	40,040

(1) The restricted stock and restricted stock units that are subject to Cumulative Stock Awards will vest at the end of a three year performance period (December 31, 2015 for the 2013 awards and December 31, 2014 for the 2012 awards). The restricted stock and restricted stock units that are subject to Annual Performance Awards were adjusted at the end of their one year performance period (December 31, 2013, 2012 and 2011 for the 2013, 2012 and 2011 awards, respectively) to reflect actual attainment of the performance goals, and 25% of the adjusted amount vested as of such date (and is not shown in this table), with the remainder vesting 25% on each of the next three December 15 dates.  If an executive terminates prior to the end of a performance period, he will forfeit his Award, unless such termination is due to termination on or after attaining age 66 (in which case he will vest in the target number) or termination due to death or disability (in which case he will vest in a pro rata portion of the target number).  If an executive with an Annual Performance Award terminates after the performance period but prior to the end of the vesting period when he has attained age 66 or due to death or disability, he will vest in the remaining shares or units. If an executive retires but continues service as a member of the Board of Directors, like Mr. Rowland, the individual's board service is treated as continued employment and the individual will continue to vest in the Award while the board service continues.

(2) The market rate is based on the closing price of the Company’s stock on December 31, 2013 ($22.00).

2013 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to the exercise of stock options and the vesting of restricted stock and restricted stock units during 2013 by each named executive officer and the amount realized upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Vested (#)	Value Realized when Shares Vested (2) ($)
William S. Rowland	0	—	4,659	102,498
Michael L. Taylor	5,062	9,263	1,429	31,438
Joseph R. Dively	0	—	2,523	55,506
John W. Hedges	7,312	13,381	2,013	44,286
Eric S. McRae	3,375	2,970	1,154	25,388

(1)
Represents the difference between the closing market price of the Common Stock at the date of exercise and the option exercise price, multiplied by the number of shares covered by the options exercised.

(2)	Represents the number of shares vested on December 31, 2013 multiplied by the market value of the underlying shares on the vesting date.

2013 PENSION BENEFITS

This table sets forth information relating to the defined benefit pension benefits provided under the Company’s SERP.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
William S. Rowland	SERP	20	(1)	581,587	(2)	—

(1)
The number of years of service credited to Mr. Rowland under the SERP, computed as of December 31, 2013, which is the same measurement date used for financial statement reporting purposes in the Company’s 2013 Form 10-K.

(2)
The actuarial present value of Mr. Rowland’s accumulated benefits under the SERP, computed as of the same December 31, 2013 measurement date used for financial statement reporting purposes in the Company’s 2013 Form 10-K.  This number amount represents the present value of receiving $50,000 per year (his current accrued benefit) for 20 years, beginning in January 2014 when Mr. Rowland attains age 66 and is entitled to begin receiving unreduced benefits.  A discount rate of 6% was used to determine the present value.

The SERP is a non-qualified pension plan that provides benefits to senior management employees recommended by the President of the Company and designated by the compensation committee.  Mr. Rowland is the only employee who is currently eligible to participate in the SERP.  The SERP provides for Mr. Rowland to receive an annual benefit of $50,000 (payable in monthly installments) for a 20-year period following his termination of employment on or after age 65.  The benefit accrues at a rate of 5% per year beginning with Mr. Rowland’s date of hire, with a fully accrued benefit at age 63.  As of December 31, 2013, Mr. Rowland had accrued a full SERP benefit equal to $50,000 per year.

Mr. Rowland's benefit is paid in monthly installments. In the event of Mr. Rowland’s death, benefits will be paid to a designated beneficiary as described in the SERP.  Upon termination of the SERP, Mr. Rowland’s full accrued benefit will be paid to him, in accordance with the distribution provisions of the SERP as discussed above.

The SERP contains provisions whereby Mr. Rowland forfeits any right to benefits if during the two-year period following employment he engages in competition with the Company or interferes with business relationships of the Company, or if he discloses confidential information about the Company.

2013 NONQUALIFIED DEFERRED COMPENSATION

This table shows information regarding each named executive officer’s account balance at December 31, 2013 under the Company’s Deferred Compensation Plan (“DCP”) including contributions and earnings credited to such account.

Name	Executive Contributions In Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
	($)(1)	($)	($)(2)	($)	($)(3)
William S. Rowland	—	—	(3,784)	—	154,090
Michael L. Taylor	—	—	—	—	—
Joseph R. Dively	120,488	—	(3,519)	—	343,771
John W. Hedges	11,925	—	(3,207)	—	149,073
Eric S. McRae	10,628	—	(324)	—	63,533

(1)	The contributions reported in this column are reported in the Summary Compensation Table, in either the Salary or Non-Equity Incentive Compensation Plan columns.

(2)	The earnings reported in this column are not reported on the Summary Compensation Table.

(3)
The amounts in this column have previously been reported as compensation on the Summary Compensation Tables for prior years, except for the following amounts of earnings or deferrals included in the account balances:  Mr. Rowland:  $100,723 (includes earnings and losses and deferrals of director fees which were not previously reported on the Summary Compensation Table); Mr. Dively: $177,037 (includes earnings and losses and deferrals of director fees which were not reported in the Summary Compensation Table); Mr. Hedges:  $41,902 (includes earnings and losses that were not previously reported in the Summary Compensation Table); Mr. McRae: $3,275 (includes earnings that were not previously reported in the Summary Compensation Table).

Non-Qualified Deferred Compensation.  The DCP is a nonqualified defined contribution plan that covers certain eligible employees and directors, including the named executive officers.  For each calendar year, the named executive officers can defer 5%, 10% or 15% of their base salary and/or 25% increments of their cash incentive compensation, and non-employee directors can elect to defer their director fees.  The deferred amounts are deposited into a rabbi trust and credited to a DCP account established for the participant as soon as practicable after the date they would otherwise have been paid to the participant.  Such amounts are invested in the Northern Institutional Prime Obligation Fund #887 until the next quarterly window trading period established by the Company, at which point each participant’s account balance is invested in shares of Common Stock of the Company.  Dividends paid on Common Stock are credited to the participant’s DCP account and invested in additional shares.  The Northern Institutional Prime Obligation Fund #887 had an annual return for 2013 of 0.05%.  The Company’s Common Stock had an annual return for 2013 of (1.3)%.

A participant is 100% vested in his or her DCP account at all times.  A participant’s DCP account is paid to him or her in five annual installments beginning on the March 15 following the date the participant terminates employment, provided that the Board of Directors in its sole discretion can decide to pay the portion of the DCP account earned as of December 31, 2004 in a lump sum payment.  An participant may also request at any time a distribution from the DCP account of an amount necessary to satisfy an unforeseeable emergency.  In the case of the death of a participant, the DCP account will be paid to his or her designated beneficiary in a single payment.  Upon a Change in Control of the Company (as defined in the Plan), each participant’s DCP account will be paid in an immediate lump sum.  All distributions are in full shares of Common Stock, and cash for fractional shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL OF THE COMPANY

The Company provides certain benefits to eligible employees, including the named executive officers, upon certain terminations of employment or a change in control of the Company.  These benefits are in addition to the benefits to which the executive would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA).

Employment Agreements

The employment agreements with the named executive officers provide benefits to them upon certain types of termination of employment during the term of the agreement.  The incremental benefits payable to the named executive officers in effect at December 31, 2013 include the following:

•	If the executive’s employment is terminated by the Company for other than “cause” (and a Change in Control of the Company has not occurred), the executive is entitled to the following:

i.	Continued payment of the executive’s then current base salary for 12 months.

ii.
Continued coverage of the executive under the Company’s health plan for the 12 month severance period at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

•
If following a Change in Control of the Company (as defined in the 2007 Stock Incentive Plan), the executive’s employment is terminated by the Company for other than “cause,” or the executive terminates his or her employment due to good reason, the executive is entitled to the following:

i.	For Messrs. Rowland, Taylor, Dively and Hedges, payment equal to two times the executive’s then current base annual salary. For Mr. McRae, continued salary for one year.

ii.	An immediate lump sum payment equal to the incentive compensation earned by or paid to the executive for the immediately preceding fiscal year.

iii.
Continued coverage of the executive under the Company’s health plan for the first 12 months following termination at active employee rates if the executive elects COBRA (the full COBRA rate applies for the remainder of the COBRA period and with respect to coverage for the executive’s spouse and dependents).

“Cause” means the executive’s (i) conviction (or guilty or no contest plea) for a felony or any crime involving fraud, dishonesty or breach of trust; (ii) performance that would materially and adversely affect the Company’s business; (iii) act or omission that results in a regulatory body to demand the executive to be suspended or removed; (iv) substantial nonperformance of his or her duties; (v) misappropriation or intentional material damage to the Company’s property or business; or (vi) violation of the agreement’s restrictions with respect to confidential information, noncompetition and nonsolicitation.

"Good reason" means a decrease in the executive's then current salary or a substantial diminuation in his or her position and responsibilities, provided, however, that for Mr. McRae, "good reason" means a material reduction in his position or responsibility, a material reduction in total compensation, a relocation of his primary place of employment of at least 50 miles or the Company's material breach of agreement.

The agreements contain restrictive covenants that prohibit the executive from (i) disclosing confidential information; (ii) becoming involved with a business similar to that of the Company within any county in which the Company conducts business; and (iii) soliciting for sale or selling competing products or services to any person or entity who was a customer or client of the Company during the last two years of the executive’s employment (or during the last year in the case of named executive officers other than Mr. Rowland, Mr. Dively or Mr. Hedges).  The restrictive covenants regarding confidential information are indefinite, and the restrictive covenants regarding noncompetition and nonsolicitation continue in effect until the later of two years following the executive’s termination of employment or the end of the term of the agreement (or the later of one year or the end of the term of employment for Mr. Taylor and for one year following termination of employment for Mr. McRae).

2007 Stock Incentive Plan

The stock option agreements that set forth the terms and conditions of stock options provide that upon a termination of employment for any reason other than death, disability or retirement, an executive’s outstanding and then vested stock options can be exercised for three months following termination, and upon a termination of employment due to death, disability or retirement (as defined in the Plan) an executive’s outstanding and then vested stock options can be exercised for 12 months following such termination.

The agreements that set forth the terms and conditions of the restricted stock awards and restricted stock unit awards provide that an executive will not become vested in any restricted stock or restricted stock units if the executive does not remain continuously employed from the grant date until the last day of the applicable performance period, except that upon a voluntary termination of employment due to  termination after attaining age 66, an executive will vest in the target number of outstanding shares or units and upon a termination of employment due to death or disability (as defined in the Plan), an executive will vest in a pro rata portion of the target number of outstanding shares.  If an executive with an Annual Performance Award terminates after the end of the one-year performance period but prior to the end of the vesting period when he has attained age 66 or due to death or disability, he will vest in the remaining shares or units subject to the Award.

Upon a Change in Control of the Company (as defined in the Plan), the Plan provides that all outstanding stock option awards will become fully vested and exercisable and all restricted stock and stock units will fully vest at the target or higher level as determined by the compensation committee.

2013 Potential Severance Payments

The table set forth below quantifies the additional benefits as described above that would be paid to each named executive officer, assuming a Change in Control of the Company and/or termination of employment occurred on December 31, 2013.

Name:	William S. Rowland (1)	Michael L. Taylor	Joseph R. Dively	John W. Hedges	Eric S. McRae
Change in Control:
Base Salary:	$725,000	$436,800	$640,000	$478,400	$213,200
Incentive Compensation (2):	194,512	78,252	164,468	88,703	74,958
Continued Health Coverage (3):	4,140	4,054	4,054	4,140	4,140
Value of Vesting of Unvested Stock Options (4):	—	—	—	—	—
Value of Vesting of Unvested Stock Awards (5):	157,476	47,454	132,198	69,036	40,040

No Change in Control:
One Time Base Salary:	$362,500	$218,400	$320,000	$239,200	$213,200
Continued Health Coverage (6):	4,140	4,054	4,054	4,140	4,140

Retirement:
Value of Vesting of Unvested Stock Awards (7):	$157,476	—	—	$69,036	—

Death or Disability:
Value of Vesting of Unvested Stock Awards (8):	109,069	32,890	89,459	47,769	27,713

(1)
As a result of his retirement on December 31, 2013, Mr. Rowland will not be entitled to any benefits described in these charts other than vesting in his outstanding equity if there is a change in control while he remains on the Board of Directors. His vesting will also accelerate when he leaves the Board fur to retirement, death or disability (if he has any unvested awards on such date).

(2)	Represents an amount equal to the cash incentive compensation earned by the executive in 2013.

(3)	Represents the Company’s portion of premiums paid for the executive’s coverage during the applicable severance period.

(4)
The value of the options that vest upon a change in control occurring on December 31, 2013 is based on the difference between the applicable exercise price and the closing market price of the Common Stock on December 31, 2013 ($22.00). As of December 31, 2013, none of the unvested options had an exercise price lower than $22.00.

(5)
The value of the stock and stock unit awards that vest upon a change in control is calculated based on the target number of outstanding shares and/or units subject to performance goals, plus the number of outstanding shares and/or units subject to time-based vesting, multiplied by the closing price of the Company’s Common Stock on December 31, 2013.

(6)	Represents the Company’s portion of premiums paid for the executive’s coverage during the 12-month severance period.

(7)
The value of the stock and stock unit awards that vest upon retirement is calculated based on the target number of outstanding shares and/or units subject to performance goals, plus the number of outstanding shares and/or units subject to time-based vesting, multiplied by the closing price of the Company’s Common Stock on December 31, 2013.

(8)
The value of the stock and stock unit awards that vest upon death or disability is calculated based on the pro-rata target number of outstanding shares and/or units subject to performance goals, plus the number of outstanding shares and/or units subject to time-based vesting, multiplied by the closing price of the Company’s Common Stock on December 31, 2013.

DIRECTOR COMPENSATION

Non-employee directors of the Company received a $4,750 quarterly retainer for each calendar quarter for their services in 2013.  Directors of the Company were not granted any form of stock-based compensation in 2013.  Non-employee directors can also elect to receive health coverage under the Company’s group health plan, in which case the Company pays all of the required premiums. During 2013:

•
Audit committee members received $500 for each audit committee meeting attended in 2013.  The audit committee chairman also received a $2,000 annual retainer and the audit committee financial expert received a $1,500 annual retainer in 2013.

•	Compensation committee members received $250 for each compensation committee meeting attended in 2013 and the compensation committee chairman also received a $1,000 annual retainer.

•	Members of the senior loan committee received $500 for each senior loan committee meeting attended in 2013.

•
Non-employee directors who also served on the board of directors of the Bank received a $1,500 quarterly retainer fee for such services in 2013.  Non-employee directors who also served on the board of directors of Data Services or Insurance Group each received $250 per meeting attended in 2013.

This table shows all compensation provided to each non-employee director of the Company for the year ended December 31, 2013.

	Fees Earned Or Paid in Cash ($)		Portion of Fees Deferred ($)(7)	Option Awards ($)(8)	All Other Compensation ($)	Total ($)
Charles A. Adams	13,000	(1)	—	—	—	13,000
Holly A. Bailey	28,750	(2)	—	—	—	28,750
Steven L. Grissom	36,650	(3)	—	—	—	36,650
Benjamin I. Lumpkin	29,750	(4)	—	—	—	29,750
Gary W. Melvin	34,000	(5)	—	—	—	34,000
Ray Anthony Sparks	34,750	(6)	34,750	—	—	34,750

(1) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $9,250, $2,000, $250 and $0, respectively, and for serving as a member of the audit committee and the compensation committee of $1,000 and $500 respectively. Mr. Adams retired from the Board of Directors in April 2013.

(2) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $18,750, $6,000, $750 and $0 respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $750, respectively.

(3) This amount represents the compensation earned for serving as a director of the Company and the Bank, Data Services and Insurance Group of $18,750, $6,000, $750 and $0 respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $2,500, $750 and $5,500, respectively, and for serving as the audit committee financial expert of $1,500.  Mr. Grissom also received $100 per meeting attended as a member of the trust investment committee.  He received a total of $900 for attending 11 of the 12 meetings held in 2013.

(4) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $18,750, $6,000, $750 and $0 respectively, and for serving as a member of the audit committee and the compensation committee of $2,500 and $750, respectively and for serving as the compensation committee chairman of $1,000.

(5) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $18,750, $6,000, $500 and $0 respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $2,500, $750 and $5,500, respectively.

(6) This amount represents the compensation earned for serving as a director of the Company, the Bank, Data Services and Insurance Group of $18,750, $6,000, $750 and $0 respectively, for serving as a member of the audit committee, the compensation committee and the senior loan committee of $2,500, $750 and $4,000, respectively and for serving as the audit committee chairman of $2,000.

(7) This amount represents the director fees that Mr. Sparks elected to defer under the Company's Deferred Compensation Plan. For a description of this plan, see the 2013 Non-qualified Deferred Compensation section of this proxy statement.

(8) No options were granted to non-employee directors in 2013.  All outstanding options are vested.  The number of options held by each non-employee director is contained in the footnotes to the stock ownership table on page 2 of this proxy statement.

PROPOSAL 2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is required to submit to stockholders a resolution subject to an advisory vote to approve the compensation of our named executive officers at least every three years. At the 2011 annual meeting, the stockholders of the Company voted to hold such a vote every three years. Accordingly, we are presenting the vote at this vote at the 2014 Annual Meeting. The next such vote will take place at the 2017 Annual Meeting.
The Board of Directors encourages stockholders to carefully review the “Executive Compensation” section of this Proxy Statement beginning on page 16, including the “Compensation Discussion and Analysis,” for a thorough discussion of our compensation program for named executive officers. Our executive compensation objectives are to:

•	provide incentives to our executives to maximize stockholder return;

•	enable us to attract, retain and reward talented, results-oriented managers capable of leading key areas of our business; and

•	reward the management team for achieving key financial and operational objectives which will promote the long-term health of the business.

The Company has pursued these objectives by:

•	establishing annual operating and performance goals for the Company and linking compensation of the named executive officers to this performance;

•
using an annual cash incentive bonus plan and equity compensation awards that tie the level of achievement of our annual and long-term financial and operational performance goals to the amount of incentive compensation that we pay to each of our executives; and

•	reviewing comparable compensation information of the Company’s peers compiled by the Company’s human resources director.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the 2014 annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion, is hereby approved.”

_______________________________________________________________________________

The board of directors recommends a vote “FOR” the approval of the compensation of the Company’s named executive officers (Proposal No. 2 on the proxy card). The affirmative vote of the holders of a majority of the votes represented at the annual meeting in person or by proxy will be required for approval. As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the compensation committee, although the Board of Directors and the compensation committee will carefully consider the outcome of the vote when evaluating our compensation program.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On December 17, 2013, the audit committee adopted a written Related Person Transactions Policy, which provides for procedures for review and oversight of transactions involving the Company and “related persons.” The policy covers any related person transaction that would be required to be disclosed in our proxy statement under applicable Securities and Exchange Commission rules (generally, transactions in which the Company is a participant, the amount involved exceeds $120,000 and in which a “related person” has a direct or indirect material interest). Certain transactions are not subject to specific review under the policy by virtue of being exempt from the set of related person transactions that must be disclosed pursuant to applicable Securities and Exchange Commission rules (“exempt transactions”). In addition, the audit committee has approved in the policy extensions of credit to a related person that are (1) made in the ordinary course of business, (2) are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons and (3) do not involve more than the normal risk of collectability or present other unfavorable feature.

The policy requires, prior to a party entering into any related person transaction (other than an exempt transaction), to provide, to the extent practicable, notice to the Company of the proposed related person transaction. The audit committee or its chair may approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the audit committee or its chair, as applicable, determines in good faith. In the event the Company becomes aware of a related person transaction that has not been previously approved or previously ratified under the policy that is pending or ongoing, it will be submitted to the audit committee or its chair, as applicable, which shall evaluate all options, including but not limited to ratification, amendment or termination of the related person transaction, and (if appropriate) any disciplinary actions recommended. No member of the audit committee may participate in the consideration, approval or ratification of any related person transaction with respect to which such member or any of his or her immediate family members is the “related person” or in which he, she or they otherwise have an interest. All of the transactions described below were considered and approved or ratified by the audit committee or its chair.

Directors, executive officers, principal stockholders, members of their immediate families, and entities in which one or more of them have a material interest had extensions of credit from the Bank during 2013.  All such extensions of credit were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unrelated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.  In addition, directors, executive officers, principal stockholders, members of their immediate families and entities in which one or more of them have a material interest obtained in 2013, and may in the future be expected to obtain, depositary or other banking services, trust, custody or investment management services, individual retirement account services or insurance brokerage services from the Company and its subsidiaries, on terms no less favorable to the Company and its subsidiaries than those prevailing at the time for comparable transactions involving persons unrelated to the Company.

Consolidated Communications Holdings, Inc. and its affiliates provided paging, mobile, long distance/800 and private line services, voice mail, customer premise equipment services and repair services to the Company during 2013 in the amount of approximately $408,300. With regard to Consolidated Communications Holdings, Inc., Mr. Benjamin Lumpkin’s father, Richard A. Lumpkin, is a Director and former Chairman of the Board of Directors of Consolidated Communications Holdings and also may be deemed to have beneficial ownership of approximately 5.2% and his immediately family, including Mr. Benjamin Lumpkin, has a beneficial ownership of approximately 2.0% of Consolidated Communications Holdings’ outstanding voting stock.

Under a stock repurchase program authorized by the Board of Directors, the Company can repurchase shares of its Common Stock from time to time either in the open market or in private transactions in accordance with applicable securities laws. Pursuant to this stock repurchase program, the Company may repurchase shares of the Company’s Common Stock from, among others, certain directors, executive officers and greater than 5% beneficial owners of the Company’s Common Stock, and certain members of immediate family of the foregoing persons. During 2013, the Company repurchased the following shares of Common Stock in which certain of such individuals had a beneficial interest: 12,500 shares in which Margaret L. Keon, a sister of Richard A. Lumpkin, a greater than 5% beneficial owner of the Company's Common Stock, had a beneficial interest, for consideration of $300,625; and 7,312 shares, in which John W. Hedges had a beneficial interest, for consideration of $164,520.

INCLUSION OF STOCKHOLDER PROPOSALS IN PROXY MATERIALS

In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 18, 2014.  Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS

The Board of Directors of the Company does not intend to present any other matters for action at the annual meeting, and the Board of Directors has not been informed that other persons intend to present any other matters for action at the annual meeting.  However, if any other matters should properly come before the annual meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Company.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph R. Dively
Chairman, President and Chief Executive Officer

Mattoon, Illinois
March 18, 2014

First Mid-Illinois Bancshares, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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A Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. Election of Directors

	For	Withhold		For	Withhold
01 - Steven L. Grissom	☐	☐	02 - Gary W. Melvin	☐	☐

	For	Against	Abstain
2. Say on Pay - An advisory vote on the approval of executive compensation.	☐	☐	☐

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